
                                                                       EXHIBIT 1






                            ASSET PURCHASE AGREEMENT

                           DATED AS OF APRIL 16, 2002

                                      AMONG

                            GENERAL ELECTRIC COMPANY

                                       AND

                          QUESTRON TECHNOLOGY, INC. AND

                         THE OTHER SELLERS NAMED HEREIN


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
Article I         DEFINITIONS AND RULES OF CONSTRUCTION.................................................1

         1.1      Definitions...........................................................................1

         1.2      Rules of Construction................................................................10

Article II        PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES.................................10

         2.1      Purchase and Sale of Assets..........................................................10

         2.2      Assignment and Assumption of Liabilities.............................................13

         2.3      Excluded Assets......................................................................13

         2.4      No Other Liabilities Assumed.........................................................14

         2.5      Deemed Consents and Cures............................................................16

         2.6      Obligations in Respect of Required Consents..........................................16

Article III       PURCHASE PRICE AND PAYMENT...........................................................17

         3.1      Payment of Purchase Price............................................................17

         3.2      Further Assurances...................................................................17

Article IV        REPRESENTATIONS AND WARRANTIES OF SELLERS............................................17

         4.1      Sellers' Representations and Warranties..............................................17

         4.2      Validity of Agreement................................................................17

         4.3      Organization, Standing and Power.....................................................18

         4.4      No Conflicts or Violations...........................................................18

         4.5      Balance Sheets.......................................................................18

         4.6      Title to Assets; Encumbrances........................................................18

         4.7      Employee Benefit Plans...............................................................18

         4.8      Labor Matters........................................................................19

         4.9      Personnel Matters....................................................................20

         4.10     Litigation, Orders...................................................................20

         4.11     Government Contracts.................................................................21

         4.12     Good Title Conveyed, Etc.............................................................21

         4.13     Real Property Assets.................................................................21

         4.14     Taxes................................................................................23

         4.15     Compliance with Law..................................................................23

         4.16     Approvals and Consents...............................................................23

         4.17     Cure Amounts.........................................................................24

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
         4.18     Environmental Permits, Licenses, Compliance, Etc.....................................24

         4.19     Inventory............................................................................24

         4.20     Assets Necessary to Business.........................................................25

         4.21     Machinery and Equipment..............................................................25

         4.22     Intellectual Property................................................................25

         4.23     Insurance............................................................................26

         4.24     Accounts Receivable..................................................................26

         4.25     Contracts............................................................................26

         4.26     Ownership; No Subsidiaries...........................................................27

         4.27     Relationships with Customers and Suppliers...........................................27

         4.28     Accounts Payable and Other Accrued Expenses..........................................27

         4.29     Brokers..............................................................................27

         4.30     Information Accurate and Complete; Reliance..........................................27

Article V         REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................................28

         5.1      Organization.........................................................................28

         5.2      Authority............................................................................28

         5.3      Consents.............................................................................28

         5.4      Brokers..............................................................................28

Article VI        COVENANTS OF SELLERS; OTHER AGREEMENTS...............................................28

         6.1      Consents and Approvals...............................................................28

         6.2      Access to Information and Facilities.................................................29

         6.3      Conduct of the Business Pending the Closing..........................................29

         6.4      Notification of Certain Matters; Schedules...........................................31

         6.5      Best Efforts; Transfer of Assets.....................................................31

         6.6      Bankruptcy Actions...................................................................32

         6.7      Environmental Permits and Approvals..................................................32

         6.8      Efforts..............................................................................32

         6.9      Exclusivity; No Solicitation of Transactions.........................................33

         6.10     Hart-Scott-Rodino....................................................................33

         6.11     Excluded Assets......................................................................33

Article VII       COVENANTS OF PURCHASER...............................................................34

         7.1      Assumed Obligations..................................................................34

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
         7.2      Further Assurances...................................................................34

         7.3      Hart-Scott-Rodino....................................................................34

Article VIII      CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.....................................34

         8.1      Warranties True as of Both Present Date and Closing Date; Covenants..................34

         8.2      Bankruptcy Condition.................................................................35

         8.3      Approvals............................................................................35

         8.4      Real Estate Matters..................................................................35

         8.5      Bankruptcy Court Approval............................................................36

         8.6      Additional Matters...................................................................36

         8.7      Material Adverse Change..............................................................36

         8.8      Service of Notice....................................................................37

         8.9      Litigation...........................................................................37

         8.10     Cure Costs...........................................................................37

         8.11     Instruments of Conveyance and Transfer; Title........................................37

         8.12     HSR Clearance........................................................................37

Article IX        CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.......................................37

         9.1      Warranties True as of Both Present Date and Closing Date.............................37

         9.2      Approvals............................................................................38

         9.3      Bankruptcy Court Approval............................................................38

         9.4      Litigation...........................................................................38

         9.5      HSR Clearance........................................................................38

Article X         CLOSING..............................................................................38

         10.1     Closing..............................................................................38

         10.2     Deliveries by Sellers................................................................38

         10.3     Deliveries by Purchaser..............................................................39

         10.4     Form of Instruments..................................................................39

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
Article XI        TERMINATION; TERMINATION PAYMENT.....................................................39

         11.1     Termination..........................................................................39

         11.2     Effect of Termination or Breach......................................................41

Article XII       ADDITIONAL POST-CLOSING COVENANTS....................................................41

         12.1     Employees............................................................................41

         12.2     Employee Benefit Plans...............................................................41

         12.3     Rights of Third Parties..............................................................42

         12.4     Sellers' Cooperation in Hiring of Employees..........................................42

         12.5     WARN Act.............................................................................42

         12.6     Joint Post-Closing Covenant of Purchaser and Sellers.................................43

         12.7     Certain Consents.....................................................................43

         12.8     Name Changes.........................................................................43

         12.9     Accounts Receivable/Collections......................................................43

         12.10    Access to Information................................................................43

Article XIII      MISCELLANEOUS........................................................................44

         13.1     Expenses.............................................................................44

         13.2     Amendment............................................................................44

         13.3     Notices..............................................................................44

         13.4     Waivers..............................................................................46

         13.5     Counterparts and Execution...........................................................46

         13.6     Headings.............................................................................46

         13.7     APPLICABLE LAW AND JURISDICTION......................................................46

         13.8     Binding Nature; Assignment...........................................................46

         13.9     No Third Party Beneficiaries.........................................................46

         13.10    Tax Matters..........................................................................47

         13.11    Construction.........................................................................47

         13.12    Public Announcements.................................................................47

         13.13    Entire Understanding.................................................................47

         13.14    No Survival..........................................................................48


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EXHIBITS

Exhibit A               -     Earnout Payment
Exhibit B               -     Bill of Sale
Exhibit C               -     Intellectual Property Assignments

SCHEDULES

Schedule 2.1(a)(v)      -     Assumed Contracts
Schedule 2.1(a)(vi)     -     Assumed Owned Real Property
Schedule 2.1(a)(vii)    -     Assumed Facility Leases
Schedule 2.3(d)         -     Excluded Assets
Schedule 4.3            -     Organization, Standing and Power
Schedule 4.7(a)         -     Sellers' Benefit Plans
Schedule 4.7(d)         -     Employee Benefit Plans
Schedule 4.8            -     Labor Matters
Schedule 4.9            -     Personnel Matters
Schedule 4.10           -     Litigation
Schedule 4.13           -     Real Property
Schedule 4.14(b)        -     Taxes
Schedule 4.17           -     Cure Amounts
Schedule 4.18(a)        -     Environmental Permits, Licenses, Compliance, Etc.
Schedule 4.18(b)        -     Environmental Permits, Licenses, Compliance, Etc.
Schedule 4.18(c)        -     Environmental Permits, Licenses, Compliance, Etc.
Schedule 4.18(d)        -     Environmental Permits, Licenses, Compliance, Etc.
Schedule 4.19           -     Inventory
Schedule 4.21           -     Equipment Lease
Schedule 4.22           -     Intellectual Property
Schedule 4.23           -     Insurance
Schedule 4.24           -     Accounts Receivable
Schedule 4.25           -     Contracts
Schedule 4.26           -     Subsidiaries
Schedule 4.27           -     Customers and Suppliers
Schedule 4.28           -     Accounts Payable and Accrued Expenses
Schedule 4.29           -     Brokers
Schedule 6.3            -     Conduct of the Business Pending the Closing

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 16th day of April 2002, by and between (i) General Electric Company, a New York corporation ("PURCHASER"), and (ii) Questron Technology, Inc., a Delaware corporation, and each of its subsidiaries listed on the signature page of this Agreement (each a "SELLER" and collectively, "SELLERS").

                  In consideration of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                      DEFINITIONS AND RULES OF CONSTRUCTION

         DEFINITIONS. Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

                  "ACQUIRED ASSETS" shall have the meaning set forth in SECTION 0 hereof.

                  "ACQUISITION PROPOSAL" means a proposal relating to any merger, consolidation, business combination, sale or other disposition of 20% or more of the Acquired Assets pursuant to one or more transactions, the sale of 20% or more of the outstanding shares of capital stock of any Seller (including, without limitation, by way of a tender offer, foreclosure or plan or reorganization or liquidation but excluding any acquisition on the open market not involving any agreement with the Sellers) or a similar transaction involving one or more Third Parties and any Seller.

                  "AFFILIATE" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

                  "AGREEMENT" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with its terms.

                  "ALLOCATION" shall have the meaning set forth in SECTION 0 hereof.

                  "ALTERNATIVE TRANSACTION" means an Acquisition Proposal made in writing by a Third Party.

                  "ASSIGNMENT AND ASSUMPTION" shall have the meaning set forth in SECTION 0 hereof.

                  "ASSUMED CONTRACTS" means all Contracts identified in SCHEDULE 2.1(A)(V) attached hereto under the heading "ASSUMED CONTRACTS," other than those excluded by Purchaser from the Acquired Assets pursuant to SECTION 0.

                  "ASSUMED EQUIPMENT LEASES" means all Equipment Leases identified in SCHEDULE 2.1(A)(V) attached hereto under the heading "ASSUMED EQUIPMENT LEASES," other than those excluded by Purchaser from the Acquired Assets pursuant to SECTION 0. In all events Assumed Equipment Leases shall include all capitalized equipment leases, each of which shall be identified on
SCHEDULE 2.L(A)(V) under the heading "Capitalized Equipment Leases", and such leases may not be excluded by Purchaser.

                  "ASSUMED EXECUTORY CONTRACTS" means the Assumed Contracts and the Assumed Leases.

                  "ASSUMED FACILITIES" means the facilities identified in the Assumed Facility Leases.

                  "ASSUMED FACILITY LEASES" means all Facility Leases identified in SCHEDULE 2.L(A)(VII) hereto, other than those excluded by Purchaser from the Acquired Assets pursuant to SECTION 0.

                  "ASSUMED LEASES" means the Assumed Equipment Leases and the Assumed Facility Leases.

                  "ASSUMED OBLIGATIONS" shall have the meaning set forth in
SECTION 0 hereof.

                  "ASSUMED OWNED REAL PROPERTY" means the Owned Real Property identified in SCHEDULE 2.1(A)(VI) attached hereto, other than those excluded by Purchaser from the Acquired Assets pursuant to SECTION 0.

                  "AUCTION" shall mean the auction conducted by Sellers pursuant to the Bidding Procedures Order on the Auction Date.

                  "AUCTION DATE" means one day prior to the Sale Hearing.

                  "AVOIDANCE ACTION" or "AVOIDANCE ACTIONS" shall have the meaning set forth in SECTION 0 hereof.

                  "BANKRUPTCY CODE" means title 11 of the United States Code.

                  "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Delaware.

                  "BENEFIT PLAN" means any "employee benefit plan" (including, without limitations, "plans" as defined in ERISA ss.3(3)), profit sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical and any other form of compensation or benefit plan, program or arrangement of any kind regardless of whether any such plan is written or oral or provided under an employment, collective bargaining or other similar arrangement.

                  "BIDDING PROCEDURES ORDER" means the order of the Bankruptcy Court (i) setting a deadline for the filing of objections to the entry of the Sale Order, (ii) scheduling the Sale Hearing, and (iii) approving the bidding procedures.

                  "BOOKS AND RECORDS" means (a) all records and lists of any Seller pertaining to the Acquired Assets, (b) all records and lists pertaining to the Business (including, without limitation, merchandise and post-season analysis reports, marketing analysis reports and creative material) or customers, suppliers or personnel of any Seller (including, without limitation, customer lists, mailing lists, e-mail address lists, recipient lists, sales records, correspondence with customers, customer files and account histories, supply lists and records of purchases from and correspondence with suppliers),
(c) all product, business and marketing plans of any Seller related to or used in connection with the Business and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by any Seller related to or used in connection with the Business, but excluding the originals of the minute books, stock books and tax returns of any Seller.

                  "BUSINESS" means the activities carried on by Sellers or any of their subsidiaries for the purpose of (i) providing supply chain management solutions and inventory logistics management services for original equipment manufacturers, including without limitation, offering solutions for the management and deployment of "C" inventory items, such as fasteners and related products (I.E., screws, nuts, bolts, washers), (ii) distributing "C" inventory items and value-added services to original equipment manufacturers, and (iii) distributing lithium batteries.

                  "CASH" shall have the meaning set forth in SECTION 0 hereof.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss.9601 ET SEQ.).

                  "CHAPTER 11 CASES" means the cases commenced by Sellers under Chapter 11 of the United States Bankruptcy Code with the Bankruptcy Court.

                  "CLAIM" shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

                  "CLOSING" means the consummation of the transactions contemplated herein in accordance with 0 hereof.

                  "CLOSING DATE" shall have the meaning set forth in SECTION 0 hereof.




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

                  "CODE" means the United States Internal Revenue Code of 1986, as amended.

                  "COMPANY INTELLECTUAL PROPERTY" shall have the meaning set forth in SECTION 0.

                  "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement, dated March 22, 2002 between Questron Technology, Inc. and Purchaser.

                  "CONTRACT" means any agreement, contract, commitment or other binding arrangement or understanding related to the Business, whether written or oral, to which any Seller is a party and which any Seller is capable of assuming and assigning.

                  "COBRA" shall have the meaning set forth in SECTION 1.1(E).

                  "DESIGNATED FIRM" shall have the meaning set forth in SECTION 0 hereof.

                  "DOLLARS" or "$" means dollars of the United States of America.

                  "EARNOUT PAYMENT" shall have the meaning set forth in EXHIBIT A hereto.

                  "EMPLOYEE BENEFIT PLAN" shall have the meaning set forth in
SECTION 0.

                  "ENVIRONMENTAL LAWS" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances (including without limitation CERCLA and analogous state laws), each as amended or in effect prior to, on or after Closing.

                  "EQUIPMENT LEASES" means the leases set forth in SCHEDULE 0 hereto, pursuant to which any Seller leases, as the lessee, certain equipment and machinery used in the Business.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations issued thereunder.

                  "ERISA AFFILIATE" means each entity which is treated as a single employer with the Company or its Subsidiaries for purposes of Code ss.414.

                  "EXCLUDED ASSETS" shall have the meaning set forth in SECTION 0 hereof.

                  "EXCLUDED CONTRACTS" shall have the meaning set forth in
SECTION 0 hereof.




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

                  "EXCLUDED ENVIRONMENTAL LIABILITIES" means any Liability or investigatory, corrective or remedial obligation, whenever arising or occurring, arising under Environmental Laws with respect to the Business, the Acquired Assets or the Leased Facilities (including without limitation any arising from the on-site or off-site Release, threatened Release, treatment, storage, disposal, or arrangement for disposal of Hazardous Substances) whether or not constituting a breach of any representation or warranty herein and whether or not set forth on any disclosure schedule hereto, except to the extent that the facts or circumstances underlying any such Liability or obligation were caused by the operation of the Business by Purchaser after the Closing Date.

                  "EXCLUDED LEASES" shall have the meaning set forth in SECTION 0 hereof.

                  "EXHIBITS" means the exhibits hereto.

                  "FACILITIES" means the premises at which Sellers conduct the Business.

                  "FACILITY LEASES" means the leases set forth in SCHEDULE 4.13 attached hereto under the heading "FACILITY LEASES", pursuant to which any Seller leases, as the lessee, premises used by such Seller in the conduct of the Business.

                  "FINAL ORDER" means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under F.R.C.P. 60(b)) or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

                  "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

                  "GUARANTEED MINIMUM PAYMENT" shall have the meaning set forth in EXHIBIT A hereto.

                  "HAZARDOUS SUBSTANCES" means any pollutants, contaminants or chemicals, and any industrial, toxic or otherwise hazardous materials, substances or wastes with respect to which liability or standards of conduct are imposed under any Environmental Laws, including, without limitation, petroleum and petroleum-related substances, products, by-products and wastes, asbestos, urea formaldehyde and lead-based paint.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "INDEBTEDNESS" with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (a) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business, (b) the face amount of all letters of credit issued for the account of such Person, (c) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (d) capitalized lease obligations, (e) all guarantees and similar obligations of such Person, (f) all accrued interest, fees and charges in respect of any Indebtedness and (g) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any Indebtedness.

                  "INTELLECTUAL PROPERTY" means all of the following in any jurisdiction throughout the world: (a) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, slogans, trade names, internet domain names and corporate names, together with all goodwill associated therewith, and applications, registrations and renewals in connection therewith,
(c) copyrights, mask works and copyrightable works, and applications, registrations and renewals in connection therewith, (d) trade secrets and confidential business information (including ideas, research and development, know-how, inventions, formulas, compositions, manufacturing and production processes and techniques, designs, drawings and specifications), (e) proprietary computer software (including but not limited to source code, executable code data, databases and documentation); (f) copies and tangible embodiments of any of the foregoing in whatever form or medium; and (g) all other intellectual property.

                  "INTERIM BALANCE SHEET" shall have the meaning set forth in
SECTION 0 hereof.

                  "INVENTORY" means all inventory held by any Seller for resale in the ordinary course of the Business and all raw materials, work in process, finished products, and similar items with respect to such inventory, in each case wherever the same may be located.

                  "KNOWLEDGE OF SELLERS" shall mean the knowledge of any director or executive officer of Sellers, including facts of which such directors and officers, in the reasonably prudent exercise of their duties, should be aware.

                  "LEASED EQUIPMENT" means all leased machinery, equipment, computers, tools, vehicles, furniture, furnishings, goods and leasehold improvements used in the Business and leased by any Seller under Equipment Leases.

                  "LEASED FACILITIES" means all leased real property at which any Seller conducts the Business and which is leased under Facility Leases.

                  "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.

                  "LIEN" or "LIENS" shall have the meaning set forth in SECTION 0 hereof.

                  "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, any event, change, condition or matter that individually or in the aggregate results in or would reasonably be expected to result in a material adverse effect or change in the results of operations or condition (financial or otherwise) or prospects of the Business or the Acquired Assets (taken individually or as a whole), except the filing of the Chapter 11 Cases and reasonably anticipated effects thereof.

                  "MATERIAL CONTRACTS" shall have the meaning set forth in
SECTION 0 hereof.

                  "NOTICE" means any summons, citation, directive, order, claim, litigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from the United States Environmental Protection Agency and any other federal, state, local or foreign agency or authority, or any other entity or any individual and shall include the imposition of any lien on property owned, leased, occupied or used by any Seller pursuant to any Environmental Law.

                  "ORDER" means any decree, order, injunction, rule, judgment, consent of or by any court or governmental authority.

                  "ORDINARY COURSE OF BUSINESS" means the operation of the Business by Sellers in the usual and ordinary course in a manner substantially similar to the manner in which Sellers operated prior to the commencement of the Chapter 11 Cases.

                  "OWNED EQUIPMENT" means all machinery, equipment, computers, tools, vehicles, furniture, furnishings, goods and leasehold improvements used in connection with the Business and owned by any Seller.

                  "OWNED REAL PROPERTY" means all land and all buildings, fixtures and other improvements located thereon, and all easements, rights of way, servitudes, tenements, hereditaments, appurtenances, privileges and other rights with respect thereto owned by Sellers.

                  "PERMITS" means all transferable licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like relating exclusively to the conduct of the Business for which consent is obtained.

                  "PERMITTED LIENS" means (i) statutory liens for current property Taxes and assessments not yet due and payable, including, without limitation, liens for AD VALOREM Taxes and statutory liens not yet due and payable arising other than by reason of any default on the part of any Seller, and liens for property Taxes being contested in good faith by any Seller by appropriate proceedings and with respect to which adequate reserves have been established by any Seller in accordance with GAAP and (ii) imperfections of title or easements on real property, leasehold estates or personalty that do not in any material respect detract from the value thereof and do not individually or in the aggregate in any material respect interfere with the present use of the property subject thereto in the operation of the Business.

                  "PERSON" means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.

                  "PROCEEDING" shall have the meaning set forth in SECTION 0 hereof.

                  "PURCHASER" shall have the meaning set forth in the Preamble hereto.

                  "PURCHASE PRICE" shall have the meaning set forth in SECTION 0 hereof.

                  "REGULATION" means any law, statute, regulation, ruling, rule or Order of, administered or enforced by or on behalf of, any court or governmental authority.

                  "REHIRED EMPLOYEES" shall have the meaning set forth in
SECTION 0.

                  "RELEASE" shall have the meaning set forth in CERCLA.

                  "SALE HEARING" means the hearing of the Bankruptcy Court to approve the transactions contemplated by this Agreement.

                  "SALE ORDER" means the order to be issued by the Bankruptcy Court pursuant to sections 363 and 365 of the Bankruptcy Code (i) approving this Agreement and the transactions contemplated hereby, (ii) approving the sale of the Acquired Assets to Purchaser free and clear of all liens, Claims, encumbrances and interests pursuant to section 363(f) of the Bankruptcy Code,
(iii) approving the assumption and assignment to Purchaser of the Assumed Leases and Assumed Contracts, (iv) finding that Purchaser is a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code, and (v) confirming that Purchaser is acquiring the Acquired Assets free and clear of the Unassumed Liabilities and providing for a full release of Purchaser with respect to the Unassumed Liabilities.

                  "SCHEDULES" means the schedules hereto.

                  "SELLER" and "SELLERS" shall have the meaning set forth in the Preamble hereto.

                  "SENIOR FACILITY" means that certain Amended and Restated Loan and Security Agreement, dated as of June 29, 1999, by and among Questron Technology, Inc., a Delaware corporation, Questron Distribution Logistics, Inc., a Delaware corporation, Integrated Material Systems, Inc., an Arizona corporation, Power Components, Inc., a Pennsylvania corporation, California Fasteners, Inc., a California corporation, Comp Ware, Inc., a Delaware corporation doing business as Webb Distribution Inc., Fas-Tronics, Inc., a Texas corporation, Fortune Industries, Inc., a Texas corporation, Questron Finance Corp., a Delaware corporation, Questron Operating Company, Inc., a Delaware corporation, Action Threaded Products, Inc., an Illinois corporation, Action Threaded Products of Georgia, Inc., a Georgia corporation, Action Threaded Products Of Minnesota, Inc., a Minnesota corporation, Capital Fasteners, Inc., a North Carolina corporation, each of the lenders that is a signatory to thereto, Congress Financial Corporation (Florida), a Florida corporation, as administrative agent, and Ableco Finance LLC, a Delaware limited liability company as collateral agent, as amended.

                  "SENIOR LENDERS" means Congress Financial Corporation (Florida) and Ableco Finance LLC.

                  "SURVEYS" shall have the meaning set forth in SECTION 0.

                  "TAX" and, with correlative meaning, "TAXES" means with respect to any Person (a) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including, without limitation, any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign) or (b) liability for the payment of any amounts of the type described in clause (a) above relating to any other Person as a result of being party to any agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated consolidated, combined, unitary or other group with such other Person.

                  "TAX RETURN" means any report, return, claim for refund or other information supplied or required to be supplied by any Seller to a taxing authority in connection with Taxes, including any attachments thereto and any amendments thereof.

                  "TAXING AUTHORITY" means any governmental authority.

                  "THIRD PARTY" means any Person other than Sellers, Purchaser or any of their respective Affiliates.

                  "TITLE COMMITMENTS" shall have the meaning set forth in
SECTION 0.

                  "TITLE INSURER" shall have the meaning set forth in SECTION 0.

                  "TITLE POLICIES" shall have the meaning set forth in SECTION
0.

                  "TRANSITION PERIOD" shall have the meaning set forth in
SECTION 0.

                  "UNASSUMED LIABILITIES" shall have the meaning set forth in
SECTION 0 hereof.

                  "WARN ACT" shall have the meaning set forth in SECTION 0 hereof.

     RULES OF CONSTRUCTION. Unless the context otherwise clearly indicates, in this Agreement:

     the singular includes the plural;

     "includes" and "including" are not limiting;

     "may not" is prohibitive and not permissive; and

     "or" is not exclusive.


              PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

     PURCHASE AND SALE OF ASSETS.

     Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, contribute, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens (except for the Assumed Obligations), and Purchaser shall purchase, acquire and take assignment and delivery of, for the consideration specified in SECTION 0, all properties, assets, rights, titles and interests of every kind and nature, owned or leased by Sellers (including indirect and other forms of beneficial ownership) as of the Closing Date, which are used in, useful for or otherwise associated with the Business (INCLUDING, WITHOUT LIMITATION, all assets located on the premises of the Business), whether tangible or intangible, real or personal and wherever located and by whomever possessed, including without limitation, all of the following assets but excluding Excluded Assets pursuant to SECTION 0 (all of the assets to be sold, assigned, transferred and delivered to Purchaser hereunder herein called the "ACQUIRED ASSETS"):

                  all cash (including, without limitation, checking account balances, certificates of deposit and other time deposits and petty cash) and marketable and other securities ("CASH"), less $500,000 which shall be used to pay the cure costs set forth on SCHEDULE 4.17 and any sales taxes that result from the transaction contemplated hereby and administer the estate of Sellers after the Closing; PROVIDED, HOWEVER, that to the extent that immediately prior to the Closing, Sellers have less than $500,000 in Cash, Purchaser shall pay to Sellers an amount equal to (i) $500,000 LESS (ii) the amount of Seller's Cash immediately prior to Closing less (iii) the amount paid by Sellers at or prior to Closing to pay the cure costs set forth on SCHEDULE 4.17 LESS (iv) the amount of any sales taxes paid by Sellers at or prior to Closing as a result of the transactions contemplated hereby LESS (v) the amount of any administrative expenses paid by Sellers at or prior to Closing relating to the administration of the estate of Sellers after the Closing;

                  all accounts and notes receivables (whether current or noncurrent) and all causes of action specifically pertaining to the collection of the foregoing;

                  all Tax refunds, rebates, credits or similar items relating to any period, or portion of any period, on or prior to the Closing Date;

                  all Intellectual Property, along with all income, royalties, damages and payments due or payable to Sellers as of the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property in Sellers' possession or control;

                  all of Sellers' rights existing under the Assumed Executory Contracts;

                  all Assumed Owned Real Property;

                  all Assumed Facilities and all plants, buildings and other improvements located on such property, and all easements, licenses, rights of way, permits and all appurtenances to the Assumed Facility Leases including, without limitation, all appurtenant rights in and to public streets, whether or not vacated;

                  all leasehold improvements and all machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, computer equipment, telephone systems and furniture owned by Sellers wherever located, including, without limitation, all such items which are located in any building, warehouse, office or other space leased, owned or occupied by Sellers or used in connection with the Business;

                  all inventories of work in process, semi-finished and finished goods, stores, replacement and spare parts, packaging materials, operating supplies, and fuels, owned by Sellers wherever located;

                  all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including, without limitation, all property of any kind located in any building, office or other space leased, owned or occupied by Sellers or in any warehouse where any of Sellers' properties and assets may be situated;

                  all customer deposits and advances and prepaid and other current assets relating to the Business;

                  all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent), other than those relating exclusively to Excluded Assets;

                  the right to receive and retain mail, accounts receivable payments and other communications relating to the Business;

                  the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

                  all Books and Records;

                  all advertising, marketing and promotional materials and all other printed or written materials;

                  all Permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

                  all goodwill as a going concern and all other intangible properties;

                  all telephone numbers used by Sellers;

                  all indemnities relating to the Acquired Assets or the Business prior to the Closing Date;

                  all rights to proceeds under insurance policies to the extent related to or payable in connection with any of the Acquired Assets, the Assumed Obligation or the Business prior to the Closing Date; and

                  all security deposits relating to Assumed Agreements.

     All of the Acquired Assets shall be sold, assigned, transferred, conveyed and delivered to Purchaser free and clear of all liens (including liens for Taxes) (other than the Permitted Liens), encumbrances (including, without limitation, any leasehold interests, licenses or other rights, in favor of a Third Party or a Seller, to use any portion of the Acquired Assets), Claims, security interests, of whatever kind or nature, mortgages, pledges, restrictions, charges, instruments, licenses, encroachments, options, rights of recovery, judgments, orders and decrees of any court or foreign or domestic governmental authority, interest, products and Tax (including foreign, federal, state and local Taxes), in each ease of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown, and including all claims based on any theory that Purchaser is a successor, transferee or continuation of Sellers or the Business, in each case, other than the Assumed Obligations expressly assumed herein (each a "LIEN" and collectively the "LIENS"), whether arising prior to or subsequent to the date of the filing of the Chapter 11 petitions of Sellers, and in accordance with the terms of the Sale Order and sections 363(f) and 365 of the Bankruptcy Code.

     ASSIGNMENT AND ASSUMPTION OF LIABILITIES.

     Subject to the terms and conditions set forth in this Agreement, Purchaser shall assume from Sellers and thereafter pay, perform or discharge in accordance with their terms, the following liabilities and obligations of Sellers (all such liabilities and obligations herein called the "ASSUMED OBLIGATIONS"): executory obligations first accruing after the Closing under (i) obligations under the Assumed Facility Leases first arising after the Closing, (ii) obligations under the Assumed Equipment Leases first arising after the Closing, and (iii) obligations under the Assumed Contracts first arising after the Closing.

     The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any third party against Purchaser or Sellers as compared to the rights and remedies which such third party would have had against Sellers absent Chapter 11 Cases, had Purchaser not assumed such Assumed Obligations.

     EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, the following assets of Sellers shall be retained by Sellers and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the "EXCLUDED ASSETS"):

     any and all rights under this Agreement and avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law, including, without limitation, all rights and avoidance claims of Sellers arising under chapter 5 of the Bankruptcy Code (an "AVOIDANCE ACTION" and collectively the "AVOIDANCE ACTIONS")

     all Owned Real Property other than the Assumed Owned Real Property;

     all leases other than the Assumed Leases (the "EXCLUDED LEASES") and all Contracts other than the Assumed Contracts (the "EXCLUDED CONTRACTS");

     any asset set forth on SCHEDULE 2.3(D) hereto; PROVIDED that Purchaser may amend SCHEDULE 2.3(D) hereto at any time on or before one (1) day prior to the Closing Date in order to exclude from the definition of Acquired Asset any other asset, Lease or Contract not otherwise excluded; PROVIDED FURTHER that such exclusion shall not serve to reduce or otherwise affect the amount of the Purchase Price.

     NO OTHER LIABILITIES ASSUMED. Each Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement and under any Contract or Lease, Purchaser will not assume any obligation of any Seller, other than the Assumed Obligations. In furtherance and not in limitation of the foregoing, neither Purchaser nor any of its Affiliates shall assume, and shall not be deemed to have assumed, any debt, Claim, obligation or other liability of any Seller or any of their respective Affiliates whatsoever (other than the Assumed Obligations), including, but not limited to the following (collectively, the "UNASSUMED LIABILITIES"):

                  all obligations, claims, or liabilities of Sellers or any predecessor(s) or Affiliate(s) of Sellers that relate to any of the Excluded Assets;

                  Excluded Environmental Liabilities;

                  all obligations, claims, or liabilities of Sellers or any predecessor(s) or Affiliate(s) of Sellers or for which Sellers or any predecessor(s) or Affiliates of Sellers could be liable relating to Taxes (including with respect to the Acquired Assets or otherwise) for all periods, or portions thereof, ending on or prior to the Closing Date including, without limitation, any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement and any deferred Taxes of any nature;

                  all obligations, claims, or liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by any Seller in connection with, resulting from or attributable to the transactions contemplated by this Agreement or otherwise;

                  all Indebtedness of any Seller or any predecessor(s) or Affiliate(s) of any Seller, including, but not limited to, Indebtedness of Sellers pursuant to the Senior Facility;

                  all obligations of Sellers related to the right to or issuance of any capital stock or other equity interest of Sellers, including, without limitation, any stock options or warrants;

                  all liabilities and obligations from Sellers or any predecessor(s) or Affiliate(s) of Sellers resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of the Business or ownership or lease of any properties or assets or any properties or assets previously used by Sellers at any time prior to or on the Closing Date, or other actions, omissions or events occurring prior to the Closing, including, without limitation, any amounts due or which may become due or owing under the Assumed Leases or the Assumed Contracts with respect to the period prior to Closing (other than all cure payments payable in accordance with the terms of this Agreement), whether known or unknown on the date hereof;

                  all obligations and liabilities of Sellers or any predecessor(s) or Affiliate(s) of Sellers resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of the Business or ownership or lease of any properties or assets or any properties or assets previously used by Sellers at any time prior to or on the Closing Date, or other actions, omissions or events occurring prior to the Closing and which (i) constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any law or (ii) relate to any and all Claims, disputes, demands, actions, liabilities, damages, suits in equity, administrative proceedings, accounts, costs, expenses, setoffs, contributions, attorneys' fees and/or causes of action of whatever kind or character ("PROCEEDING") against Sellers or any predecessor(s) or Affiliate(s) of Sellers, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened;

                  any liability or obligation arising out of any Proceeding commenced after the Closing and arising out of, or relating to, any occurrence or event happening prior to the Closing;

                  all obligations, claims or liabilities (whether known or unknown) with respect to the employees or former employees, or both, of any Seller arising from the operation of the Business prior to the Closing, including, without limitation, payroll, vacation, sick leave, worker's compensation, unemployment benefits or other compensation of any kind to any employee, and obligations of any kind including, without limitation, any liability pursuant to the WARN Act for any action or inaction prior to the Closing;

                  any liability or obligation arising under any Employee Benefit Plan or any other employee benefit plan, program or arrangement at any time maintained, sponsored or contributed to by Seller or any ERISA Affiliate, or with respect to which Sellers or any ERISA Affiliate has any liability;

                  all accounts payable arising prior to the Closing;

                  any liability or obligation arising out of or relating to services and/or products of Sellers to the extent provided, manufactured and/or sold prior to the Closing;

                  any liability or obligation under any Assumed Executory Contract which arises after the Closing but which arises out of or related to any breach that occurred prior to the Closing;

                  any liability or obligation under any contract, agreement, lease, mortgage, indenture or other instrument not assumed by Purchaser hereunder;

                  any liability or obligation under any employment, severance, retention or termination agreement with any employee, consultant or contractor of Sellers;

                  any liability or obligation arising out of or relating to any Seller employee grievance whether or not the affected employees are hired by Purchaser;

                  any liability or obligation of Sellers to any shareholder or Affiliate of any Seller;

                  any liability or obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of any Seller;

                  any liability or obligation to distribute to any Seller's shareholders or otherwise apply all or any part of the consideration received hereunder;

                  any liability or obligation arising out of or resulting from any Seller's non-compliance with any law, ordinance, regulation or treaty;

                  any liability or obligation of Sellers under this Agreement or any other document executed in connection herewith;

                  any liability or obligation of any Seller based upon such Seller's acts or omissions occurring after the Closing; and

                  any obligation under the Senior Facility.

The parties acknowledge and agree that disclosure of any obligation or liability on any Schedule to this Agreement shall not create an Assumed Obligation or other liability of Purchaser, except where such disclosed obligation has been expressly assumed by Purchaser as an Assumed Obligation in accordance with the provisions of SECTION 0 hereof.

         DEEMED CONSENTS AND CURES. For all purposes of this Agreement (including all representations and warranties of Sellers contained herein), Sellers shall be deemed to have obtained all required consents in respect of the assignment of any Assumed Contract or Assumed Lease if and to the extent that, pursuant to the Sale Order or other Bankruptcy Court order, Sellers are authorized to assume and assign Assumed Contracts and/or Assumed Leases to Purchaser pursuant to section 365 of the Bankruptcy Code and any applicable cure cost has been satisfied.

     OBLIGATIONS IN RESPECT OF REQUIRED CONSENTS. To the extent that any Assumed Executory Contract is subject to a cure (pursuant to section 365 of the Bankruptcy Code), Sellers shall be responsible for paying or providing for such cure. To the full extent that any cure obligations are asserted against Purchaser, Sellers agree to pay such amounts and to fully indemnify for and hold Purchaser harmless from any costs, expenses or other liabilities resulting from such assertion. Notwithstanding anything in this Agreement to the contrary, Purchaser, and not Sellers, shall be responsible for any liabilities incurred prior to Closing and associated with that certain software license agreement among Questron Technology, Inc. and i2 Technologies, Inc.; PROVIDED, HOWEVER, nothing herein shall have created, and Purchaser shall not have, an obligation to assume such contract.

                           PURCHASE PRICE AND PAYMENT

     PAYMENT OF PURCHASE PRICE.

     The aggregate purchase price for the Acquired Assets shall be (i) an amount in cash equal to $86,700,000 payable to Sellers, at the Closing, in immediately available funds, by wire transfer to an account or accounts designated by Sellers, (ii) the amount of the Assumed Obligations and (iii) the Earnout Payment (including the Guaranteed Minimum Payment), which shall be payable as and to the extent provided in EXHIBIT A hereto (collectively, the "PURCHASE PRICE").

     The Purchase Price shall be allocated in accordance with SECTION 0.

     FURTHER ASSURANCES. From time to time after the Closing and without further consideration, (i) Sellers, upon the request of Purchaser, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby and to vest in Purchaser title to the Acquired Assets transferred hereunder, and (ii) Purchaser, upon the request of Sellers, shall execute and deliver such documents and instruments of contract or lease assumption as Sellers may reasonably request in order to confirm Purchaser's liability for the obligations assumed hereunder or otherwise more fully consummate the transactions contemplated by this Agreement.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     SELLERS' REPRESENTATIONS AND WARRANTIES. Each Seller hereby jointly and severally makes the following representations and warranties to Purchaser:

     VALIDITY OF AGREEMENT. Subject to any necessary authorization from the Bankruptcy Court, this Agreement constitutes the valid and binding obligation of each Seller enforceable in accordance with its terms. The execution and delivery of this Agreement and the performance by each Seller of its obligations hereunder, have been duly authorized by the Board of Directors of each Seller and no further action or approval, corporate or otherwise, except the above-referenced approval of the Bankruptcy Court, is required to constitute this Agreement as a binding and enforceable obligation of each Seller.

     ORGANIZATION, STANDING AND POWER. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The copies of the certificate or articles of incorporation and bylaws of each Seller, as previously delivered to Purchaser by Sellers, are complete and correct copies of such instruments as currently in effect. Each Seller is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to obtain such qualification would not reasonably he expected to have a Material Adverse Effect. SCHEDULE 4.3 sets forth a list of each such jurisdiction. Subject to any necessary authorization from the Bankruptcy Court, each Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on the Business as now being conducted and to execute and deliver this Agreement and all writings relating hereto and, subject to obtaining the Sale Order, to perform its obligations hereunder and thereunder.

     NO CONFLICTS OR VIOLATIONS. Subject to the applicable provisions of bankruptcy law, the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Sellers do not and will not: (i) conflict with or result in a breach of the certificate or articles of incorporation or the by-laws of any Seller; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority, (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which any Seller is a party or by which any Seller or its assets or properties may be bound, except to the extent any of the foregoing is not enforceable due to operation of applicable bankruptcy law or the Sale Order, or (iv) result in the creation or imposition of any Lien upon any of the Acquired Assets.

     BALANCE SHEETS. Sellers have delivered to Purchaser: (a) an audited consolidated balance sheet of Sellers as of December 31, 2000 and (b) an unaudited consolidated balance sheet of Sellers as of September 30, 2001 (the "INTERIM BALANCE SHEET"), including in each case the notes thereto certified by the chief financial officer of Questron Technology, Inc. Such balance sheets fairly present the financial condition of Sellers as of their respective dates, in accordance with GAAP, consistently applied.

     TITLE TO ASSETS; ENCUMBRANCES. Except for Permitted Liens and liens pursuant to the Senior Facility, Sellers have good, valid and marketable title to all of the Acquired Assets. Since the date of the Interim Balance Sheet, no Seller has purchased any material amount of assets except in the Ordinary Course of Business and consistent with past practice. Except for Permitted Liens and liens pursuant to the Senior Facility, all of the Acquired Assets are free and clear of any Lien.

     EMPLOYEE BENEFIT PLANS.

                  (a) SCHEDULE 4.7(A) sets forth a complete and accurate list of each Benefit Plan Sellers maintain, contribute to or have any liability or potential liability to any employee or former employee ("EMPLOYEE BENEFIT PLAN"). Sellers have made available to Purchaser true and correct copies, if applicable, of each Employee Benefit Plan. The Employee Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in all material respects in accordance with their terms and such laws. Each Employee Benefit Plan which is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that would cause the loss of such favorable determination.

                  (b) No Employee Benefit Plan is a "MULTIEMPLOYER PLAN" (as defined in Section 4001 (a)(3) of ERISA) and no Seller nor any ERISA Affiliate has sponsored or contributed to or has any liability or potential liability to any multiemployer plan. No Seller nor any ERISA Affiliate has any liability with respect to any "EMPLOYEE BENEFIT PLAN" (as such term is defined under Section 3(2) of ERISA) that is subject to Section 302 of ERISA or Section 412 of the Code.

                  (c) No event or condition has occurred in connection with which any Seller or any of its ERISA Affiliates could be reasonably likely to be subject to any material liability, encumbrance or lien with respect to any Employee Benefit Plan under ERISA, the Code or any other applicable law or under any agreement or arrangement pursuant to or under which any Seller or any of its ERISA Affiliates are required to indemnify any person against such liability. There are no pending or, to the Knowledge of Sellers, threatened claims, suits, audits or investigations related to any Benefit Plan (other than routine claims for benefits).

                  (d) Except as set forth on SCHEDULE 1.1(D), the consummation of the transactions contemplated by this Agreement (alone or in connection with any subsequent event, including a termination of employment) will not (i) accelerate the vesting or payment of any economic benefit provided or made available to any Seller's employees by such Seller, (ii) increase the amount of any economic benefit provided or made available to any Seller's employees by such Seller, or (iii) accelerate or increase the funding obligation of any Seller with respect to any Employee Benefit Plan.

                  (e) Sellers have complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA ("COBRA"); and neither Sellers nor any subsidiary has any obligations under any Employee Benefit Plan, or otherwise, to provide health or life insurance benefits to former employees of the Company, or any other person, except as specifically required under COBRA.

     LABOR MATTERS. Except as set forth in SCHEDULE 4.8 or except as a result of any action taken or to be taken by Purchaser:

     With respect to the Business, each Seller is in compliance in all material respects with all applicable laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice or unlawful employment practice. In addition, there are no pending or unremedied grievances or pending or unremedied unfair labor practices against any Seller with respect to the Business;

     No Seller has received notice of any unfair labor practice, charge or complaint against it before the National Labor Relations Board relating to the Business and no Seller has, to the Knowledge of Sellers, received notice of any threatened unfair labor practice charge or complaint before the National Labor Relations Board relating to the Business;

     There is no labor strike, slowdown or work stoppage relating to the Business pending or, to Knowledge of Sellers, threatened against any Seller with respect to the Business;

     No Seller has experienced any work stoppages or been a party to any proceedings before the National Labor Relations Board involving any issues for the three years prior to the date hereof or been a party to any arbitration proceeding arising out of or under collective bargaining agreements for the three years prior to the date hereof, in either case, relating to the Business; and

     No Seller has received notice of any charge or complaint against any Seller before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction relating to the Business, and no Seller has received any notice of any threatened charge or complaint against any Seller before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction relating to the Business.

     PERSONNEL MATTERS. SCHEDULE 4.9 contains an accurate and complete list of the wage rates, base compensation, and any supplemental or bonus compensation (including, without limitation, any retention or stay bonus arrangements) for all persons employed in the Business including: (i) full information about each Seller's obligations to make current wage or salary payments to employees who are terminable at will and without notice, and (ii) all other employment-related commitments that exist, whether oral or in writing, including all collective bargaining agreements, employment agreements, consulting agreements, independent contractor agreements, retainers and severance agreements, under which any Seller has any obligation to provide wages, salary, commissions, or other compensation, remuneration or benefits to any employee, former employee, consultant or contractor. No Seller is in default with respect to any material obligation to any of such employees.

     LITIGATION, ORDERS. Except as set forth on SCHEDULE 4.10, there are no claims, actions, suits, proceedings, investigations or inquiries pending or, to the Knowledge of Sellers, threatened before any court, arbitrator or governmental or regulatory official or office, against or affecting the Business or the Acquired Assets in which the damages sought exceed $10,000 individually or $100,000 in the aggregate, at law or in equity, before or by any federal, state, local or foreign governmental authority. No Seller is subject to any judgment, order or decree entered in any lawsuit or proceeding that has or may materially and adversely affect its ability to conduct the Business in any area.

     GOVERNMENT CONTRACTS. No Seller is a federal contractor or is governed by Executive Order 11246, the Rehabilitation Act, or the Vietnam Era Veterans Readjustment Assistance Act.

     GOOD TITLE CONVEYED, ETC. Sellers have the power and the right to sell, assign and transfer and Sellers will sell and deliver to Purchaser, and upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good, valid and marketable title to the Acquired Assets, free and clear of all Liens other than Permitted Liens. This Agreement and the documents contemplated hereby, when duly executed and delivered by Sellers to Purchaser at the Closing, will effectively vest in Purchaser good, valid and marketable title to the Acquired Assets, subject to the Permitted Liens.

     REAL PROPERTY ASSETS.

                  (f) SCHEDULE 4.13 attached hereto sets forth a list of all Owned Real Property used by Sellers in the operation of Sellers' Business. With respect to each such parcel of Owned Real Property: (i) such parcel is free and clear of all encumbrances, except Permitted Liens and liens pursuant to the Senior Facility; (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any person the right of use or occupance of any portion of such parcel; and (iii) there are no outstanding actions or rights of first refusal to purchase such parcel (other than the right of Purchaser pursuant to this Agreement), or any portion thereof or interest therein.

                  (g) All utilities currently servicing the Assumed Owned Real Property and Leased Facilities are installed, connected and operating, with all charges paid in full.

                  (h) All permanent certificates of occupancy and all other material licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Assumed Owned Real Property and the Leased Facilities (and all individual items constituting the Assumed Owned Real Property and the Leased Facilities), have been paid for, are in full force and effect, and, are assignable by Seller.

                  (i) Seller has not received any written notice of any condemnation proceedings in the nature of eminent domain in connection with any parcel of the Assumed Owned Real Property and the Leased Facilities.

                  (j) Seller has not received any written notice of any federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Assumed Owned Real Property and the Leased Facilities or to restrict or change access from any such highway or road to any parcel of the Assumed Owned Real Property and the Leased Facilities.

                  (k) With the exception of the proposed Sale Order, Sellers have no Knowledge of any agreements, consent orders, decrees, judgments, licenses, permits, conditions or other directives, issued by a governmental department or agency or court which relate to the future use of the Assumed Owned Real Property and the Leased Facilities or require any change in the present use or operations of the Assumed Owned Real Property and the Leased Facilities.

                  (l) Sellers have not received any notice from the holder of any mortgage presently encumbering the Assumed Owned Real Property or the Leased Facilities, any insurance company which has issued a policy with respect to the Assumed Owned Real Property or the Leased Facilities or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Assumed Owned Real Property or the Leased Facilities or requiring the performance of any repairs, alterations or other work to the Assumed Owned Real Property or the Leased Facilities.

                  (m) The operation and use of the buildings and other improvements constituting the Assumed Owned Real Property or the Leased Facilities do not violate any zoning, subdivision, building or similar law, ordinance, order, regulation or recorded plat or any certificate of occupancy issued with respect to the Assumed Owned Real Property or the Leased Facilities.

                  (n) (1) Except for the Facility Leases, there are no occupancy rights, leases or tenancies presently affecting the Leased Facilities; (2) Sellers have heretofore delivered to Purchaser true and complete copies of each of the Facility Leases and none of such leases has been amended, modified or terminated; (3) the Facility Leases are at present and on the date of the Closing shall be in full force and effect unless any such Facility Lease shall have expired in accordance with its terms (and not because of any termination or other acceleration of the stated expiration date thereof); (4) no Seller is in default under any Facility Lease and, to the Knowledge of Seller, there is no material unperformed obligation, unsatisfied claim, set-off or counterclaim against any Seller by any landlord; and (5) there is no option to purchase, right of first offer, right of first refusal or other provision granting any Seller or any other person any right to acquire the Leased Facilities.

                  (o) There are no defects in the buildings, improvements and structures and fixtures located on or at the Assumed Owned Real Property or at the Leased Facilities which would materially impair the conduct of the Business by Purchaser immediately following the Closing. The mechanical, electrical, plumbing, HVAC and other systems servicing the Assumed Owned Real Property and the Leased Facilities are in good working order and repair, ordinary wear and tear excepted, and there are no defects in such systems which could reasonably be expected to materially impair the conduct of the Business by Purchaser immediately following the Closing.

     TAXES.

     Each of Sellers has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of Sellers (whether or not shown on any Tax Return) have been paid. None of Sellers is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of Sellers does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (a) Each of Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     There is no dispute or claim concerning any Tax Liability of any of Sellers claimed or raised by any authority in writing. SCHEDULE 4.14(B) lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Sellers for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Sellers since December 31, 1997.

     None of Sellers has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under ss.280G of the Internal Revenue Code of 1986, as amended. None of Sellers is a party to any Tax allocation or sharing agreement. None of Sellers (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Questron Technology, Inc.) or (B) has any liability for the Taxes of any Person (other than any of Sellers) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     COMPLIANCE WITH LAW. No Seller has received written notice of any violation of any law, regulation or order, and is not in default in any respect under any order, writ, judgment, award, injunction or decree of any court or governmental agency, applicable to the Acquired Assets or the Business.

     APPROVALS AND CONSENTS. Except for the approval of the Bankruptcy Court, no action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by any court, governmental agency or quasi-governmental agency, commission, board, bureau, or instrumentality is necessary as to Sellers in order to constitute this Agreement as a valid, binding and enforceable obligation of each Seller in accordance with its terms.

     CURE AMOUNTS. SCHEDULE 4.17 sets forth all of the costs of cure to be satisfied for purposes of the assumption and assignment of the Assumed Executory Contracts under section 365 of the Bankruptcy Code.

     ENVIRONMENTAL PERMITS, LICENSES, COMPLIANCE, ETC.

     Except as set forth on SCHEDULE 4.18(A), Sellers have all Permits required under Environmental Laws for them to conduct the Business as presently conducted and to own and operate the Acquired Assets and Leased Facilities as presently owned and operated.

All such Permits are listed and described on SCHEDULE 4.18(A) with the respective expiration dates, and they are in full force and effect. No suspension or cancellation of any of such Permits, is pending, or to the Knowledge of Sellers, threatened. Except as set forth on SCHEDULE 4.18(A) Sellers, the Business, the Acquired Assets and the Leased Facilities have complied with and are in compliance with all such Permits and any Environmental Laws.

                  (p) Except as described on SCHEDULE 4.18(B), there are no facts, events or conditions with respect to the Business or the Acquired Assets or the Leased Facilities that have given or would give rise to any Liability or investigatory, corrective or remedial obligation under any Environmental Law.

                  (q) Except as set forth on SCHEDULE 4.18(C), neither the Business nor any Seller with respect to the Business, the Acquired Assets or the Leased Facilities, has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental Laws.

                  (r) Except as set forth on SCHEDULE 4.18(D), neither the Business nor any Seller with respect to the Business, the Acquired Assets or the Leased Facilities, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) in a manner that has given or would give rise to Liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigatory, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws.

                  (s) Sellers have provided to Purchaser all environmental audits, reports and other material environmental documents relating to the Acquired Assets, Leased Facilities and the current and former operations and facilities of the Business, which are in their possession, custody or control.

     INVENTORY. Each Seller's inventory consists solely of materials and goods useable or saleable in the Ordinary Course of Business valued at lower of cost or market less applicable valuation reserves all in accordance with GAAP consistently applied. No inventory of any Seller is subject to any consignment, bailment, warehousing or similar agreement, except as set forth on SCHEDULE 4.19.

     ASSETS NECESSARY TO BUSINESS. The Acquired Assets constitute all of the assets, agreements, licenses and properties owned by Sellers (other than the Excluded Assets) and are all assets, agreements, licenses and properties necessary in connection with the conduct of the Business.

     MACHINERY AND EQUIPMENT. The machinery and equipment of Sellers used in the Business is in good operating condition and repair, ordinary wear and tear excepted.

     INTELLECTUAL PROPERTY.

     Except as set forth on SCHEDULE 4.22, Sellers own, free and clear of all Liens, restrictions on limitations regarding use or disclosure other than pursuant to a written license agreement set forth on SCHEDULE 4.22, and possesses all right, title and interest in and to, or hold adequate licenses as set forth on SCHEDULE 4.22 or otherwise possesses all rights necessary to use, all Intellectual Property used or necessary for the conduct of the Business including, without limitation all Intellectual Property set forth on SCHEDULE
4.22 (collectively, "COMPANY INTELLECTUAL PROPERTY"). SCHEDULE 4.22 sets forth a true and complete list and summary description of all material Company Intellectual Property, including without limitation (i) patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property; (ii) unregistered trademarks, unregistered service marks, trade names, corporate names, and Internet domain names; (iii) material unregistered copyrights; (iv) computer software (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $25,000 in the aggregate); and (v) any other material Intellectual Property, and including any royalties payable or receivable by any Seller and, with respect to registered items, contains a list of all jurisdictions in which such items are registered, the filing or registration dates thereof and all registration numbers.

     Sellers have the sole and exclusive right to use the Company Intellectual Property in all jurisdictions in which the Business is conducted and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

     All of the Company Intellectual Property is valid and enforceable, none of the Company Intellectual Property has been misused, and no claims have been asserted by any Person challenging or questioning the ownership, validity, enforceability or use by any Seller of any of the Company Intellectual Property and, to the Knowledge of Sellers, there is no valid basis for any such claim; Sellers have not infringed, misappropriated or otherwise conflicted with, and the operation of Sellers' business as currently conducted will not infringe, misappropriate or otherwise conflict with any Intellectual Property of any Person; and, to the Knowledge of Sellers, no Person has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property and Sellers are not aware of any facts that indicate a likelihood of the foregoing.

     Each Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets and other confidential information and will continue to do so through Closing, so as not to adversely affect the validity or enforceability thereof.

     Sellers have taken all necessary action to maintain and protect all of the Company Intellectual Property and through Closing will continue to maintain and protect all of the

Company Intellectual Property, so as not to adversely affect the validity or enforceability thereof.

     No loss or expiration of any Company Intellectual Property is threatened, pending or reasonably foreseeable.

     Sellers have not agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property.

     INSURANCE. SCHEDULE 4.23 lists all policies of insurance owned or held by Sellers or insuring the Acquired Assets, including the type and amount of coverage and the expiration dates of the policies. Except as set forth on
SCHEDULE 4.23, (a) current premiums and any other obligations under such insurance have been paid and all such policies are valid and enforceable and in full force and effect on the date hereof, and (b) no Seller has received any notice within the last 90 days threatening suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith or informing any Seller that any coverage listed on
SCHEDULE 4.23 will or may not be available in the future on substantially the same terms as not in effect.

     ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 4.24, each account receivable arising from services and/or sales by Sellers, whether or not earned by Sellers on the date hereof or on the Closing Date, constitutes a bona fide receivable resulting from a bona fide sale to a customer in the Ordinary Course of Business on commercially reasonable terms, the amount of which was actually due on the date thereof

     CONTRACTS. SCHEDULE 4.25 of this Agreement contains a complete and accurate list of all material contracts relating to the operation of the Business ("MATERIAL CONTRACTS"). True and complete copies of each such written Material Contract (or written summaries of the terms of any such oral contract) have been made available to Purchaser. Except for defaults with respect to Assumed Contracts or Assumed Leases (i) that will be cured through the cure payments listed on SCHEDULE 4.17 attached hereto or (ii) arising solely as a consequence of the commencement of the Chapter 11 Cases, neither any Seller nor any other party thereto is in default or breach in any material respect under the terms of any Material Contract and, to the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default or breach thereunder. No Seller has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any Material Contract.

     OWNERSHIP; NO SUBSIDIARIES. Except as set forth on SCHEDULE 4.26, Sellers do not have any subsidiaries and do not own, directly or indirectly, any equity or equity investments in any other entity.

     RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS. SCHEDULE 4.27 sets forth a complete and correct list of the names and addresses of the one-hundred (100) largest suppliers and one-hundred (100) largest customers of each Seller during
(a) the twelve-month period
ended on December 31, 2000 and (b) the twelve-month period ended on September 30, 2001, and the total sales to or purchases from such customers or suppliers made by each Seller during each such twelve-month period. No such supplier or customer of any Seller has advised any Seller, formally or informally, and, to the Knowledge of Seller, no such supplier or customer set forth on SCHEDULE 4.27 intends to terminate, discontinue or reduce its business with any Seller by reason of the transactions contemplated by this Agreement or otherwise; provided, however, the loss of Solar Turbines as a customer of the Business shall not be deemed a breach of any representation or warranty set forth in this
Section 0; provided, further, nothing in the foregoing shall relieve Sellers from their obligation to attempt to maintain such customer and conduct the Business in Ordinary Course of Business as provided herein.

     ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES. Set forth on SCHEDULE 4.28 is a list of all accounts payable and other accrued expenses of Sellers as of December 31, 2001 together with the name of each payee, the relationship (if any) to Sellers, the date each such payment is due and the nature of the transaction in which it was incurred if other than a trade payable incurred in the Ordinary Course of Business.

     BROKERS. Except as set forth on SCHEDULE 4.29 attached hereto, Sellers have incurred no liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby.

     INFORMATION ACCURATE AND COMPLETE; RELIANCE. Without limiting the specific language of any other representation or warranty herein, all information furnished or to be furnished by, or on behalf of, Sellers to Purchaser in this Agreement, in the exhibits or Schedules attached hereto, or otherwise delivered or disclosed or to be delivered or disclosed by, or on behalf of, Sellers to Purchaser or any of Purchaser's affiliates is or will be accurate and complete, includes or will include all material facts required to be stated therein and does not or will not contain any untrue statement of a material fact or omit any material fact necessary to make the statements therein not misleading. Notwithstanding any right of Purchaser fully to investigate the affairs of Sellers, and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations and warranties of Sellers, which shall be made as of February 1, 2002 and the date hereof, contained herein, in the exhibits or the Schedules hereto or in any other document delivered in connection with the transactions contemplated hereby.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrants to Sellers as follows:

     ORGANIZATION. Purchaser is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the full power and authority to execute, deliver and perform this Agreement and to consummate all transactions contemplated hereby.

     AUTHORITY. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and do not and will not violate any provisions of its organizational documents, any applicable Regulation or any Contract or Order binding upon it. This Agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect, and to general equitable principles.

     CONSENTS. No notice to, filing with, authorization of, exemption by, or consent of any authority is required in order for Purchaser to consummate the transactions contemplated hereby.

     BROKERS. Purchaser has incurred no liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby. Purchaser agrees that if any Claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Purchaser or Sellers in connection with this transaction, all such Claims shall be handled and paid by the party whose actions form the basis of such Claim and such party shall indemnify (with counsel reasonably satisfactory to the party(ies) entitled to indemnification) and hold the other harmless from and against any and all such Claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

                     COVENANTS OF SELLERS; OTHER AGREEMENTS

     CONSENTS AND APPROVALS. Sellers shall use commercially reasonable efforts
(i) to obtain all necessary consents and approvals, as reasonably requested by Purchaser, to consummate the purchase and sale of the Acquired Assets and the assignment of the Assumed Obligations, together with any other necessary consents and approvals to consummate the transactions contemplated hereby, including, without limitation, obtaining the Sale Order, (ii) to make, as reasonably requested by Purchaser, all filings, applications, statements and reports to all authorities that are required to be made prior to the Closing Date by or on behalf of Sellers or any of their Affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby and (iii) to obtain, as requested by Purchaser, all required consents and approvals (if any) necessary to assign and transfer the Permits to Purchaser at Closing and, to the extent that one or more of the Permits are not transferable, to assist Purchaser in obtaining replacements therefor. In the event that certain Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits are transferable or replacements therefor are obtainable after the Closing, Sellers shall continue to use such commercially reasonable efforts in cooperation with Purchaser after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits after Closing and shall do all things necessary to give Purchaser the benefits that would be obtained under such Permits.

     ACCESS TO INFORMATION AND FACILITIES.

     Sellers agree that, prior to the Closing Date, Purchaser shall, upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of any Seller, upon the prior consent of Seller's chief executive officer, chief financial officer, controller, or president of Questron Distribution Logistics, Inc., through its authorized officers, employees, agents and representatives (including, without limitation, its counsel and accountants), have reasonable access during normal business hours to all Facilities and shall be entitled to make such reasonable investigation of the properties, businesses and operations of Sellers relating to the Business and such examination of the Books and Records and financial condition of Sellers relating to the Business as it reasonably requests and to make extracts and copies to the extent necessary of such books and records; provided that Purchaser shall be bound by and shall comply with the terms of the Confidentiality Agreement with respect to Purchaser's ability to use or disclose any such information; and provided further that no investigation pursuant to this SECTION 0 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement.

     CONDUCT OF THE BUSINESS PENDING THE CLOSING. Subject to any obligations as a debtor in possession under the Bankruptcy Code and except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser or except as described on SCHEDULE 0 hereto, from the date hereof until the Closing Date, Sellers shall (i) conduct the Business in the Ordinary Course of Business (including with respect to the payment of accounts payable to the fullest extent permissible under the Bankruptcy Code), (ii) use commercially reasonable efforts to preserve intact the Business, to keep available the services of the present employees of the Business and to maintain appropriate levels of Inventory and (iii) not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, subject to any obligations as a debtor in possession under the Bankruptcy Code and except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser or except as described on SCHEDULE 6.3 hereto, from the date hereof until the Closing Date, each Seller shall:

     not sell, assign, transfer, convey, pledge, mortgage, lease, license or otherwise dispose of or encumber any of the Acquired Assets, or any interests therein, other than in the Ordinary Course of Business and consistent with past practice;

     not make any material change in its methods of management, marketing, accounting or operating (or practices relating to payments);

     not take any action which is inconsistent with its obligations under this Agreement;

     maintain the Acquired Assets in good operating condition and repair, subject to ordinary wear and tear;

     continue all of its existing policies of insurance (or comparable insurance) in full force and effect and at least at such levels as are in effect on the date hereof, up to and including the Closing (and not cancel any such insurance or take, or fail to take, any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing);

     not enter into any transaction or make or enter into any contract or commitment or amend any material contract or commitment which is not in the Ordinary Course of Business, consistent with past practice;

     not grant any increase in the compensation payable or to become payable to any employee (including, without limitation, retention or stay bonus arrangements), except such increases as are required by contract and not contribute or make any commitment to, or representation that it shall, contribute any amounts to any Employee Benefit Plan of Sellers, or otherwise alter any such Employee Benefit Plan of Sellers or the funding thereof except as required by law or by the terms of any such plan as in effect on the date of this Agreement;

     maintain the Books and Records in the usual, regular and ordinary manner and consistent with past practice;

     maintain compliance with all laws, rules and regulations of all federal, state, local or foreign governmental or regulatory bodies that relate to the Business and the Acquired Assets;

     apply or continue prosecution of applications already submitted for any Permits required under Environmental Laws for the continued operation of the Business (as it is currently being operated) up to and after Closing;

     not incur any obligation or liability, whether absolute, fixed or contingent, except in the Ordinary Course of Business and consistent with past practice;

     not sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of, or permit to lapse any of the Intellectual Property; and

     not terminate, discontinue, close or dispose of any plant, Leased Facility or business operation of Sellers.

Sellers will not (i) take or agree or commit to take any action that would make any representation and warranty of Sellers hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit or agree to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

     NOTIFICATION OF CERTAIN MATTERS; SCHEDULES.

     Sellers shall give notice to Purchaser of (i) the occurrence or nonoccurrence of any event that would be likely to cause either (A) any representation or warranty of Sellers contained in this Agreement, or in connection with the transactions contemplated hereunder, to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or (B) directly or indirectly, any Material Adverse Effect on any of Sellers, or (ii) any material failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this SECTION 0 shall not (x) be deemed to amend or supplement any of the Schedules contemplated hereby, (y) be deemed to cure any breach of any representation, warranty covenant or agreement or to satisfy any condition or
(y) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Purchaser and Sellers acknowledge that certain of the representations and warranties of Sellers affirmatively require that Sellers list certain factual information on the Schedules attached hereto. Sellers shall be permitted to update such Schedules on or prior to the Closing Date but only with respect to events or circumstances arising between the date hereof and the Closing Date. No additional disclosure or update by Sellers pursuant to this SECTION 0 however, shall be deemed to amend or supplement the schedules attached hereto or to prevent or cure any misrepresentation, breach of warranty, breach of covenant, or right of Purchaser to terminate this Agreement.

     BEST EFFORTS; TRANSFER OF ASSETS. Sellers will use best efforts to obtain prompt entry of the Sale Order and Sellers will use commercially reasonable efforts to timely obtain any consent required for the consummation of the transactions contemplated by this Agreement.

     BANKRUPTCY ACTIONS.

     Immediately following the Auction, Sellers shall file with the Bankruptcy Court the Sale Order approving this Agreement, Sellers' performance under this Agreement and the assumption and the assignment of the Assumed Executory Contracts. Sellers shall provide appropriate notice as is required by the Bankruptcy Code to all parties entitled to notice including, but not limited to, all parties to Assumed Executory Contracts and all taxing and environmental authorities in jurisdictions applicable to the Business.

     The Assumed Executory Contracts shall be identified (by the date of the Assumed Executory Contract (if available), the other party to the contract or lease and the address of such party) on an exhibit attached to a Motion for Order Authorizing the Assumption and Assignment of Executory Contracts and Unexpired Leases (which may be included in the Sale Order). Such exhibit shall set forth the amounts necessary to cure defaults under each of such Assumed Executory Contracts as determined by Sellers based on Sellers' books and records. Sellers shall, at the written direction of Purchaser delivered any time prior to the Sale Hearing, remove Assumed Executory Contracts from the exhibit. In cases in which Sellers are unable to establish that a default exists, the relevant cure amount shall be set at $0.00. The Sale Order shall reflect that Purchaser's promise to perform from and after the Closing under the Assumed Executory Contracts shall be the only adequate assurance of future performance necessary to satisfy the requirements of section 365 of the Bankruptcy Code in respect of the assignment to Purchaser of such Assumed Executory Contracts.

     Sellers will provide Purchaser with a reasonable opportunity to review and comment upon all motions, applications and supporting papers prepared by Sellers relating to this Agreement (including forms of Orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Cases. All motions, applications and supporting papers prepared by Sellers relating to the approval of this Agreement (including forms of Orders and notices to interested parties) to be filed on behalf of Sellers after the Auction must be acceptable in form and substance to Purchaser, in its reasonable discretion.

     ENVIRONMENTAL PERMITS AND APPROVALS. Sellers shall, at their sole cost and expense, promptly and diligently seek to obtain any required Permits, consents, approvals or waivers under Environmental Laws necessary to consummate the transactions contemplated by this Agreement and to enable Purchaser to operate the Business after Closing as it is currently being operated. Sellers shall keep Purchaser apprised of the actions taken by Sellers pursuant to this SECTION 0, including providing Purchaser with copies of and the opportunity to approve (such approval not to be unreasonably withheld) correspondence or other documents relating to Sellers' obtaining of any such Permits, consents, approvals or waivers.

     EFFORTS. Sellers shall use commercially reasonable efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, to obtain all consents, approvals and authorizations of third parties, to make all filings with and give all notices to third parties which may be necessary or required in order to effectuate the transactions contemplated hereby, and to obtain landlords' estoppels and landlords' lenders' waivers. Sellers' obligations under this SECTION 0 shall be deemed to include Sellers' commercially reasonable efforts to assist Purchaser in obtaining the permits, approvals and certifications Purchaser seeks with respect to the Acquired Assets or the operations it contemplates at the Assumed Facilities. Sellers shall use their commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in 0 of this Agreement.

     EXCLUSIVITY; NO SOLICITATION OF TRANSACTIONS. From the date of the issuance of the Sale Order and until the Closing Date and provided that Purchaser is proceeding in good faith to consummate the transactions contemplated hereby in a timely manner, no Seller or its Affiliates shall discuss, negotiate or consummate any transaction involving (i) the issuance, redemption, sale or exchange or other disposition of any equity interest in any

Seller or (ii) the sale, exchange, liquidation, reorganization, or other disposition of all or any part of the Acquired Assets.

     HART-SCOTT-RODINO. As soon as is reasonably practicable following the date of this Agreement, Sellers shall file or cause to be filed, at Purchaser's own cost and expense, with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Sellers shall consult with Purchaser as to the appropriate time of filing such notifications and shall use their commercially reasonable efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Sellers acknowledge that notwithstanding anything to the contrary provided herein, neither Purchaser nor any of its Affiliates shall be required (i) to divest any of its businesses, product lines or assets, or any of the Acquired Assets, (ii) to agree to any limitation on the operation or conduct of the Business, or (iii) to waive any of the conditions to this Agreement set forth in 0.

     EXCLUDED ASSETS. Subsequent to the Closing, each Seller jointly and severally agrees to indemnify and hold Purchaser harmless with respect to the Excluded Assets.

                  All of Sellers' covenants set forth in this 0 and under 0 shall survive the Closing.

                             COVENANTS OF PURCHASER

     ASSUMED OBLIGATIONS. Subsequent to the Closing, Purchaser agrees to pay and perform the Assumed Obligations and shall indemnify and hold Sellers harmless with respect to the Assumed Obligations.

     FURTHER ASSURANCES. Purchaser shall execute such documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby. Purchaser shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in 0 of this Agreement.

     HART-SCOTT-RODINO. As soon as is reasonably practicable following the date of this Agreement, Purchaser shall file or cause to be filed, at Purchaser's cost and expense, with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Purchaser shall consult with Sellers as to the appropriate time of filing such notifications and shall use their commercially reasonable efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Notwithstanding anything to the contrary provided herein, neither Purchaser nor any of its Affiliates shall be required (i) to divest any of its businesses, product lines or assets, or any of the Acquired Assets, (ii) to agree to any limitation on the operation or conduct of the Business, or (iii) to waive any of the conditions to this Agreement set forth in 0.

                  All of Purchaser's covenants set forth in this 0 and under 0 shall survive the Closing.

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

                  The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Closing Date (it being agreed that Purchaser shall not assert any breach of Section 0 and/or Section 0, except to the extent the aggregate amount of loss and/or damages resulting from or arising out of all such breaches shall exceed $5,000,000):

     WARRANTIES TRUE AS OF BOTH PRESENT DATE AND CLOSING DATE; COVENANTS.

     Each of the representations and warranties of Sellers contained herein shall be true and correct in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of that date in all material respects) with the same force and effect as though made on and as of the Closing Date except that those representations and warranties that are qualified by materiality, Material Adverse Effect, or similar phrase shall be true and correct in all respects.

     Sellers shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

     Purchaser shall have been furnished a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed by each Seller certifying as to the fulfillment of the conditions set forth in this
SECTION 0.

     BANKRUPTCY CONDITION.

     The Sale Order shall have become a Final Order.

     Notwithstanding SECTIONS 0 AND 0, nothing in this Agreement shall preclude Purchaser or Sellers from consummating the transactions contemplated herein if Purchaser, in its sole discretion, waives the requirement that the Sale Order or any other Order shall have become Final Orders. No notice of such waiver of this or any other condition to Closing need be given except to Sellers, it being the intention of the parties hereto that Purchaser shall be entitled to, and is not waiving, the protection of section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of Final Orders.

     APPROVALS. All authorizations, consents, filings and approvals necessary to permit Sellers to perform the transactions contemplated hereby shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Purchaser, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods imposed by any governmental authority necessary for the transactions contemplated under this Agreement. if any, shall have occurred.

     REAL ESTATE MATTERS.

     Sellers shall have obtained, in preparation for the Closing, at Sellers' own cost and expense, and shall have delivered to Purchaser, a commitment for an ALTA Owners Policy of Title Insurance, for the Assumed Owned Real Property (the "TITLE COMMITMENTS"), issued by a title insurer satisfactory to Purchaser (the "TITLE INSURER"), in such amount as Purchaser determines to be the fair market value (including all improvements thereon), insuring Purchaser's interest in such parcel as of the Closing, subject only to the Permitted Liens. Sellers shall deliver at the time of delivery of the Title Commitments, copies of all documents of record referred to therein. Sellers will provide Purchaser with title insurance policies ("TITLE POLICIES") on or before the Closing, from the Title Insurer based upon the Title Commitments. Sellers will deliver to the Title Insurer all affidavits, GAP undertakings and other title clearance documents necessary to issue the Title Policies and endorsements thereto. Each such Title Policy will be dated as of the date of Closing and unless not available in the any state where Assumed Owned Real Property located (i) insure title to the applicable parcels of real estate and all recorded easements benefiting such parcels, subject only to Permitted Liens, (ii) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (iii) contain an ALTA Zoning Endorsement 3.1, with parking (or equivalent), (iv) contain an endorsement insuring that the parcel described in such Title Policy is the parcel shown on the survey delivered with respect to such parcel and a survey accuracy endorsement, (v) contain an endorsement insuring that each street adjacent to such parcel is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from such parcel, (vi) if the real estate covered by such policy consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, (vii) contain a tax number endorsement and (viii) contain such other endorsements as Purchaser and Purchaser's lender may reasonably request.

     Sellers have procured, at their own cost and expense, in preparation for the Closing, and shall have delivered to Purchaser, current surveys of each of the Assumed Owned Real Property ("SURVEYS"), prepared by a licensed surveyor, satisfactory to Purchaser, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and such standards as the Title Insurer may require as a condition to the removal of any survey exceptions from the Title Policy, and certified to Purchaser, the Senior Lenders and the Title insurer, within twenty-three days of the Closing Date, in a form satisfactory to such parties.

     BANKRUPTCY COURT APPROVAL. The Sale Order shall approve and authorize the assumption and assignment of the Assumed Contracts and the Assumed Leases, and the Assumed Contracts and the Assumed Leases shall have been actually assumed and assigned to Purchaser.

     ADDITIONAL MATTERS. Purchaser shall have received such additional documents, instruments or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated hereby. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to herein shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

     MATERIAL ADVERSE CHANGE. There shall not have occurred a Material Adverse Change since December 31, 2001 other than as a consequence of the filing of the Chapter 11 Cases; provided, however, the loss of Solar Turbines as a customer of the Business shall not be deemed a Material Adverse Change; provided, further, nothing in the foregoing shall relieve Sellers from their obligation to attempt to maintain such customer and conduct the Business in Ordinary Course of Business as provided herein.

     SERVICE OF NOTICE. Immediately after the entry of the Bidding Procedures Order, Sellers shall serve on all parties to whom service of the Sale Hearing Notice (as defined in the Bidding Procedures Order) is required under the terms of the Bidding Procedures Order.

     LITIGATION. No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

     CURE COSTS. Except as provided in SECTION 0, Sellers shall have paid all costs of cure to achieve the assumption and assignment of the Assumed Executory Contracts under section 365 of the Bankruptcy Code.

     INSTRUMENTS OF CONVEYANCE AND TRANSFER; TITLE. Sellers shall have delivered to Purchaser such bills of sale, deeds, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, in form and substance, reasonably satisfactory to Purchaser and its counsel, as are necessary to vest in Purchaser good and marketable title to all of the interest of Sellers in the Acquired Assets.

     HSR CLEARANCE. The waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the sale of the Acquired Assets contemplated hereby shall have expired or been terminated.

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

                  The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the satisfaction of the following conditions precedent on or before the Closing Date.

     WARRANTIES TRUE AS OF BOTH PRESENT DATE AND CLOSING DATE. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of that date in all material respects) with the same force and effect as though made by Purchaser on and as of the Closing Date, except those qualified by materiality shall be true and in all respects. Purchaser shall have performed and complied, in all material respects, with the obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

     APPROVALS. All authorizations, consents, filings and approvals necessary to permit Purchaser to perform the transactions contemplated hereby shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Sellers, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods imposed by any governmental authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred, including any waiting period under the HSR Act.

     BANKRUPTCY COURT APPROVAL. The Sale Order shall have been entered on the docket by the Clerk of the Bankruptcy Court.

     LITIGATION. No Order shall have been issued restricting, prohibiting or staying the consummation of the transactions contemplated by this Agreement.

     HSR CLEARANCE. The waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the sale of the Acquired Assets contemplated hereby shall have expired or been terminated.

                                     CLOSING

     CLOSING. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transaction contemplated by this Agreement (the

"CLOSING") will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m. New York Time no later than the first business day after the date on which the conditions set forth in 0 and 0 have been satisfied or waived; or on such other date as Purchaser and Sellers may determine (the "CLOSING DATE").

     DELIVERIES BY SELLERS. At the Closing, Sellers shall deliver or procure delivery to Purchaser of:

     physical possession of all of the Acquired Assets capable of passing by delivery with the intent that title in such Acquired Assets shall pass by and upon delivery;

     one or more bills of sale, in the form attached hereto as EXHIBIT B, conveying in the aggregate all of the owned personal property of each Seller included in the Acquired Assets, duly executed by each Seller;

     one or more assignments and assumptions of the Assumed Obligations, in form and content mutually satisfactory to Purchaser and Sellers (collectively, the "ASSIGNMENT AND ASSUMPTION"), duly executed by the relevant Seller or Sellers;

     a fully executed intellectual property assignments in the forms attached hereto as EXHIBIT C, each in recordable form to the extent necessary to assign such rights;

     an affidavit from each Seller stating such Seller's taxpayer identification number and that such Seller is not a foreign person pursuant to section 1445(b)(2) of the Code;

     special warranty deeds with respect to each Assumed Owned Real Property, in form and substance reasonably satisfactory to Purchaser, subject only to the Permitted Liens and any liens pursuant to the Senior Facility;

     Sellers shall deliver the Title Policies to Purchaser;

     Seller shall deliver the Surveys to Purchaser;

     with respect to the Assumed Facility Leases, any landlord estoppel letters and landlord waivers, from landlord's lenders, if any, obtained pursuant to
SECTION 0;

     certificates of title and title transfer documents to all titled motor vehicles;

     an assignment and assumption agreement with respect to Permits and warranties in form and substance reasonably acceptable to Purchaser, whereby Sellers shall assign to Purchaser all of their respective rights in and to any Permits and warranties relating to the Acquired Assets or the Business, to the extent such Permits and warranties are assignable;

     such other instruments as shall be reasonably requested by Purchaser to vest in Purchaser title in and to the Acquired Assets in accordance with the provisions hereof.

     DELIVERIES BY PURCHASER. At the Closing, Purchaser will deliver the Assignment and Assumption duly executed by Purchaser and that portion of the Purchase Price set forth in Section 0(i).

     FORM OF INSTRUMENTS. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser and Sellers.

                        TERMINATION; TERMINATION PAYMENT

     TERMINATION. This Agreement may be terminated prior to the Closing as follows:

     by mutual written agreement of Purchaser and Sellers;

     by either Purchaser or Sellers if there shall be in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

     by either Purchaser or Sellers (PROVIDED that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing, and which breach, individually or together with all other such breaches, would have a Material Adverse Effect on the Acquired Assets or the Business, in the case of breaches by Sellers, or a Material Adverse Effect on Purchaser's ability to consummate the transactions contemplated hereby, in the case of breaches by Purchaser;

     by Purchaser if it shall have reasonably determined that one or more conditions set forth in 0 has not been or cannot be fulfilled or satisfied prior to the date specified in such condition (if such condition specifies a date by which such condition must be satisfied);

     by Purchaser if any Seller seeks or supports Bankruptcy Court approval of an Alternative Transaction (other than to or by Purchaser);

     by Purchaser if any Seller enters into an Alternative Transaction, or agrees or determines to enter into an Alternative Transaction;

     by Purchaser if any Seller executes and delivers a definitive agreement with respect to an Alternative Transaction;

     by Purchaser if the Bankruptcy Court enters an Order approving any Alternative Transaction (other than the sale of the Business and the Acquired Assets to Purchaser);

     by Purchaser on any day on or after the forty-fifth day following the date hereof if the Closing shall not have been consummated by such date (or by such later date as shall be mutually agreed to by Purchaser and Sellers in writing), unless the Closing has not occurred due to a material failure of Purchaser to perform or observe its agreement as set forth in this Agreement required to be performed or observed by it on or before the Closing Date; and

     by Sellers if each Seller is in compliance with the terms of the Bidding Procedures Order and (i) any Seller seeks or supports Bankruptcy Court approval of an Alternative Transaction, (ii) executes and delivers a definitive agreement with respect to an Alternative Transaction, or (iii) if the Bankruptcy Court enters an Order approving any Alternative Transaction (other than the sale of the Business and the Acquired Assets to Purchaser).

     EFFECT OF TERMINATION OR BREACH. If this Agreement is terminated in accordance with SECTION 0 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect, except (i) for this SECTION 0, (ii) for the provisions of SECTIONS 0, 0 and 0 hereof, and (iii) that the termination of this Agreement for any cause shall not relieve any party hereto from any liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination.

                        ADDITIONAL POST-CLOSING COVENANTS

     EMPLOYEES.

     At Closing, Purchaser shall offer employment to all employees of Sellers, who are employed by Sellers as of the Closing Date. Any such employee who accepts such offer of employment shall become employees of Purchasers as of the Closing Date. Sellers shall be responsible for any and all wages, bonuses, commissions, employee benefits, retention or stay bonus arrangements, and other compensation (including all obligations under any Employee Benefit Plans) due to the employees of the Business arising out of their employment with Sellers prior to and as of the Closing.

     EMPLOYEES AT WILL. Nothing contained in this Agreement shall confer upon any employee of Sellers who becomes an employee of Purchaser ("REHIRED EMPLOYEES") any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any Rehired Employees at any time, with or without notice, or restrict Purchaser, in the exercise of its business judgment in modifying any of the terms or conditions of employment of the Rehired Employees after the Closing.

     EMPLOYEE BENEFIT PLANS.

     To the extent responsible on the Closing Date, Sellers shall be responsible for all Benefit Plans and all obligations and liabilities thereunder. Purchaser shall not assume any Employee Benefit Plans or any obligation or liability thereunder and Purchaser shall provide benefits to those Rehired Employees which are comparable in the aggregate to the benefits such Rehired Employees received from Sellers immediately prior to the Closing Date. Sellers shall indemnify, defend and hold harmless Purchaser from and against any and all obligations, claims, or liabilities under any Employee Benefit Plans. With respect to all claims by current and former employees of Sellers who are or were employed in the Business arising prior to or as of the Closing under any Employee Benefit Plans, whether insured or otherwise (including, but not limited to, life insurance, medical and disability programs), Sellers shall, at their own expense, honor or cause their respective insurance carriers to honor such claims, whether made before or after the Closing, in accordance with the terms and conditions of such Employee Benefit Plans without regard to the employment by Purchaser of any such employees after the Closing.

     As of the Closing Date, Purchaser shall cause each Rehired Employee to be given credit for his or her service with Sellers (only to the extent such service is taken into account under any Seller's vacation or sick leave policy, program or arrangement) for the purpose of determining such Rehired Employee's vacation and sick leave (on a going-forward basis) in any vacation or sick leave plan, program or arrangement maintained for Purchaser's employees' benefit on or after the Closing Date. Notwithstanding the forgoing, Purchaser shall not be responsible for any accrued liabilities or claims with respect to any vacation or sick leave earned or accrued by Rehired Employees on or prior to the Closing Date.

     RIGHTS OF THIRD PARTIES. No provision of this Agreement shall be construed to confer upon or give to any person other than the parties to this Agreement and their successors or permitted assigns any rights to remedies hereunder.

     SELLERS' COOPERATION IN HIRING OF EMPLOYEES. Sellers shall cooperate with Purchaser and, upon reasonable notice to Seller's chief executive officer, chief financial officer, controller, or president of Questron Distribution Logistics, Inc., permit Purchaser a reasonable period prior to the Closing Date (i) to meet with employees of Sellers (including managers and supervisors) who are employed in the Business at such times as Purchaser shall reasonably request, (ii) to speak with such employees' managers and supervisors (in each case with appropriate authorizations and releases from such employees) who are being considered for employment by Purchaser, (iii) to distribute to such employees of Sellers such forms and other documents relating to potential employment by Purchaser after the Closing as Purchaser may reasonably request, and (iv) to permit Purchaser's counsel to review personnel files and other relevant employment information regarding employees of Sellers.

     WARN ACT. In respect of notices and payments relating to events occurring on or prior to the Closing, Sellers shall be responsible for and assume all liability for any and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by Sellers as of or before the Closing, including but not limited to the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with the foregoing (the "WARN ACT"). Likewise, in respect of notices and payments relating to events occurring after the Closing, Purchaser shall be responsible and assume all liability for any and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable federal, state or local law, common law, statute, rule or regulation, including but not limited to the WARN Act, with respect to the employment, discharge or layoff of employees employed by Purchaser after the Closing.

     JOINT POST-CLOSING COVENANT OF PURCHASER AND SELLERS. Purchaser and Sellers jointly covenant and agree that, from and after the Closing Date, Purchaser and Sellers will each use commercially reasonable efforts to cooperate with each other in connection with any action, suit, proceeding, investigation or audit of the other relating to (a) the preparation of an audit of any Tax Return of any Seller or Purchaser for all periods prior to or including the Closing Date and
(b) any audit of Purchaser and/or any audit of any Seller with respect to the sales, transfer and similar taxes imposed by the laws of any state or political subdivision thereof, relating to the transactions contemplated by this Agreement. In furtherance hereof, Purchaser and Sellers further covenant and agree to promptly respond to all reasonable inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith. All costs and expenses incurred in connection with this SECTION 0 referred to herein shall be borne by the party who is subject to such action.

     CERTAIN CONSENTS. If a consent of a Third Party which is required in order to assign any Acquired Asset (or Claim, right or benefit arising thereunder or resulting therefrom) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of any Seller to convey its interest in question to Purchaser, Sellers will cooperate with Purchaser and use commercially reasonable efforts in any lawful arrangement to provide that Purchaser shall receive the interests of any Seller in the benefits of such Acquired Asset. If any consent or waiver is not obtained before the Closing Date and the Closing is nevertheless consummated, each Seller agrees to continue to use commercially reasonable efforts to obtain all such consents as have not been obtained prior to such date.

     NAME CHANGES. Promptly after the Closing, each Seller shall take all necessary action to change its name to a name bearing no resemblance to the names set forth on the signature pages to this Agreement.

     ACCOUNTS RECEIVABLE/COLLECTIONS. After the Closing, Sellers shall permit Purchaser to collect, in the name of Sellers, all accounts receivable constituting part of the Acquired Assets and to endorse with the name of any Seller for deposit in Purchaser's account any checks or drafts received in payment thereof. Sellers shall promptly deliver to Purchaser any cash, checks or other property that they may receive after the Closing in respect of any accounts receivable or other asset constituting part of the Acquired Assets.

     ACCESS TO INFORMATION. For a period of twenty-four (24) months after the Closing Date (the "TRANSITION PERIOD"), each party and their representatives shall have reasonable access to, and each shall have the right to photocopy, all of the books and records relating to the Business or the Acquired Assets, including all employee records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other party to the extent that such access may reasonably be required by such party in connection with the Assumed Obligations or the Unassumed Obligations, or other matters relating to or affected by the operation of the Business and the Acquired Assets. During the Transition Period, and only to the extent that Purchaser's operation of the Business is not interrupted in any material respect, Purchaser agrees to provide Sellers, during ordinary business hours and upon reasonable notice and at any Seller's request, with reasonable access to employees of Purchaser for purposes of winding down the estates of Sellers. Such access shall be afforded by the party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party or its affiliates, (B) no party shall be required to take any action which would constitute a waiver of the attorney-client privilege and (C) no party need supply the other party with any information which such party is under a legal obligation not to supply. The party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this
SECTION 0. If the party in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such period, such party shall, prior to such disposition, give the other party a reasonable opportunity at such other party's expense, to segregate and remove such books and records as such other party may select.

                                  MISCELLANEOUS

     EXPENSES. Each party hereto shall bear its own costs and expenses, including attorneys' fees, with respect to the transactions contemplated hereby. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding (i.e., the party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing party such costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may incur in the pursuit or defense thereof.

     AMENDMENT. This Agreement may not be amended, modified or supplemented except by a written instrument signed by all of the parties to this Agreement.

     NOTICES. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when



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

received if given in person, (b) on the date of transmission if sent by telex, telecopy or other wire transmission (with answer back confirmation of such transmission), (c) upon delivery, if delivered by a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (d) upon delivery, or refusal of delivery, if deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid:

                  To Sellers, to:   Questron Technology, Inc.
                                    6400 Congress Avenue, Suite 200
                                    Boca Raton, Florida 33487
                                    Attn: Robert V. Gubitosi
                                    Fax: (561) 989-9613

                  With copies to:   Arent Fox Kintner Plotkin & Kahn, PLLC
                                    1050 Connecticut Avenue, NW
                                    Washington, DC 20036
                                    Attn: Jeffrey E. Jordan
                                    Fax: (202) 857-6395

                                    and

                                    Kasowitz, Benson, Torres & Friedman LLP
                                    1633 Broadway
                                    New York, NY 10019
                                    Attn: David S. Rosner
                                    Fax: (212) 506-1800

                  To Purchaser, to: General Electric
                                    c/o GE Supply
                                    Two Corporate Drive
                                    10th Floor
                                    Shelton, Connecticut  06484
                                    Attn: Doug Seymour
                                    Fax: (203) 944-2904

                  With copies to:   General Electric
                                    c/o GE Supply
                                    Two Corporate Drive
                                    10th Floor
                                    Shelton, Connecticut  06484
                                    Attn: John Gschwind
                                    Fax: (203) 944-3348
                                    and

                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, NY 10153
                                    Attn: Simeon Gold
                                    Fax: (212) 310-8007

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         WAIVERS. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     COUNTERPARTS AND EXECUTION. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

     HEADINGS. The headings preceding the text of the Articles and Sections of this Agreement and the Schedules hereto are for convenience only and shall not be deemed part of this Agreement.

     APPLICABLE LAW AND JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE DELAWARE PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

     BINDING NATURE; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties (which shall not be unreasonably withheld or delayed); except (i) that Purchaser may assign any of its rights and obligations hereunder to any Affiliate or subsidiary of Purchaser (whether wholly owned or otherwise), (ii) Purchaser may grant a security interest in its rights and interests hereunder to its lenders, (iii) the rights and interests of Sellers hereunder may be assigned to a trustee appointed under Chapter 11 or Chapter 7 of the Bankruptcy Code, (iv) this Agreement may be assigned to any entity appointed as a successor to Sellers pursuant to a confirmed Chapter 11 plan and (v) as otherwise provided in this Agreement. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations, claims, or liabilities under or by reason of this Agreement.

     NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon Third Parties any rights, remedies, Claims or causes of action.

     TAX MATTERS.

     Any sales, use, purchase, transfer, fixed asset, stamp, documentary stamp, use or other taxes which may be payable by reason of the sale of the Acquired Assets under this Agreement or the transactions contemplated herein shall be borne and timely paid by Sellers.

     Purchaser shall, within the later of (i) 120 days after the Closing Date or
(ii) 30 days of the date by which Sellers' tax returns must be filed, prepare and deliver to Sellers for their consent (which consent shall not be unreasonably withheld, delayed or conditioned) a schedule allocating the Purchase Price (and any other items that are required to be treated as Purchase Price) among the respective Sellers and the Acquired Assets, Assumed Contracts and Assumed Leases (such schedule, the "ALLOCATION"). If Sellers raise any objection to the Allocation, Purchaser and Sellers will negotiate in good faith to resolve such objection(s). Purchaser and Sellers shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any Taxing Authority or any other proceeding). Purchaser and Sellers shall cooperate in the filing of any forms (including Form 8594 under section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price. If and to the extent the parties are unable to agree on such Allocation, the parties shall retain the Designated Firm to resolve such dispute. Notwithstanding any other provision of this Agreement, the terms and provisions of this SECTION 0 shall survive the Closing Date without limitation.

     CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     PUBLIC ANNOUNCEMENTS. Except as required by law or in connection with the Chapter 11 Cases, neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party(ies) hereto relating to the contents and manner of presentation and publication thereof, which approval will not be unreasonably withheld, delayed or conditioned. Prior to making any public disclosure required by applicable law, the disclosing parties shall give the other party a copy of the proposed disclosure and reasonable opportunity to comment on the same.

     ENTIRE UNDERSTANDING. This Agreement, the Exhibits and the Schedules hereto set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and the Agreement, the Exhibits and the Schedules hereto supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder.

     NO SURVIVAL. The representations and warranties of Sellers and Purchaser contained in this Agreement or in any instrument delivered in connection herewith shall not survive the Closing.

                                    * * * * *

                  Purchase Agreement to be executed and delivered on the date first above written.

                                          PURCHASER:

                                          GENERAL ELECTRIC COMPANY

                                          By:
                                             ---------------------------------
                                          Name:
                                          Its:

                                          SELLERS:

                                          QUESTRON TECHNOLOGY, INC.
                                          QUESTRON DISTRIBUTION LOGISTICS, INC.
                                          INTEGRATED MATERIAL SYSTEMS, INC.
                                          POWER COMPONENTS, INC.
                                          FAS-TRONICS, INC.
                                          FORTUNE INDUSTRIES, INC.
                                          ACTION THREADED PRODUCTS, INC.
                                          CAPITAL FASTENERS, INC.
                                          B&G SUPPLY COMPANY, INC.
                                          R.S.D. SALES CO.  INC.
                                          CALIFORNIA FASTENERS, INC.
                                          COMPWARE, INC.
                                          QUESTNET COMPONENTS, INC.
                                          QUESTRON FINANCE CORP.
                                          QUESTRON OPERATING COMPANY, INC.
                                          POWER TOO, INC.
                                          ACTION THREADED PRODUCTS OF
                                             GEORGIA, INC.
                                          ACTION THREADED PRODUCTS OF
                                             MINNESOTA, INC.

                                          By:
                                              --------------------------------
                                          Name:  Dom Polimeni

                                          Title: Chairman and CEO for each
                                                 of the above-listed Sellers



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